UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):            May 8, 2009

American Wagering, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-20685	88-0344658
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

675 Grier Drive, Las Vegas, Nevada		89119
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:         (702) 735-0101

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                          Other Events.

As previously reported, American Wagering, Inc. (the “Company”) filed a Corrected Amortization Schedule regarding the Racusin litigation on March 17, 2008, and the Company received a letter from Racusin stating that he considered the filing of the Corrected Amortization Schedule to be a breach of the Settlement Agreement dated September 3, 2004 between the Company and Racusin.

A hearing was held on May 8, 2009 regarding the Motion for Summary Judgment filed by Racusin related to the Company’s filing of the Corrected Amortization Schedule.  At the hearing, the court stated its intention to rule in favor of Racusin.  It is expected that the court will enter its order in approximately 30 to 60 days.  If the Company is unable to negotiate a settlement with Racusin and the court enters a judgment in favor of Racusin, the Company’s obligations to Racusin under the Settlement Agreement, including pre-judgment interest, would be accelerated and, therefore, would be immediately due and payable.  Unless the Company is able to raise additional capital from third-parties, the Company will not be able to pay immediately the entire Racusin obligation.  Given the current financial market disruption, credit crisis and state of the economy, it may be particularly difficult at this time to raise any capital on acceptable terms.  In the event the Company cannot raise additional capital, it may be unable to satisfy its obligations as they become due.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WAGERING, INC.
(Registrant)

Date: May 14, 2009
	By:	/s/ Melody Sullivan
Melody Sullivan
	Its:	Chief Financial Officer and Treasurer